UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                              (Amendment No. 1)*

                       Crestline Capital Corporation
       --------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.10 per share
       --------------------------------------------------------------
                       (Title of Class of Securities)

                                 226153104
                           --------------------
                               (CUSIP Number)

                             December 30, 1998
       --------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               - -  Rule 13d-1(b)
               -X-  Rule 13d-1(c)
               - -  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/


3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power        418,308
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power   418,308
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     418,308

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     1.9%

12.  Type of Reporting Person (See Instructions)

     PN






                              Page 2 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Holdings II L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power        117,580
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power   117,580
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     117,580

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.5%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 3 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II.TE.1 L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power        351,988
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power   351,988
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     351,988

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     1.6%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 4 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II.TE.2 L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         15,218
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power    15,218
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     15,218

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 5 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II.TE.3 L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         72,367
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power    72,367
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     72,367

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.3%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 6 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II.TE.4 L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         14,722
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power    14,722
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     14,722

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 7 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners II.TE.5 L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         30,966
Beneficially Owned by Each   6.   Shared Voting Power            0
Reporting Person With:       7.   Sole Dispositive Power    30,966
                             8.   Shared Dispositive Power       0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     30,966

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 8 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners I L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power        137,132
Beneficially Owned by Each   6.   Shared Voting Power        8,187
Reporting Person With:       7.   Sole Dispositive Power   137,132
                             8.   Shared Dispositive Power   8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     145,319

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.7%

12.  Type of Reporting Person (See Instructions)

     PN







                              Page 9 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners Two L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power             8,992
Beneficially Owned by Each   6.   Shared Voting Power           8,187
Reporting Person With:       7.   Sole Dispositive Power        8,992
                             8.   Shared Dispositive Power      8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     17,179

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 10 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners Three L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         87,229
Beneficially Owned by Each   6.   Shared Voting Power        8,187
Reporting Person With:       7.   Sole Dispositive Power    87,229
                             8.   Shared Dispositive Power   8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     95,416

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.4%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 11 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Partners IV L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power           2,743
Beneficially Owned by Each   6.   Shared Voting Power         8,187
Reporting Person With:       7.   Sole Dispositive Power      2,743
                             8.   Shared Dispositive Power    8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     10,930

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 12 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone RE Capital Partners L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         14,300
Beneficially Owned by Each   6.   Shared Voting Power        8,187
Reporting Person With:       7.   Sole Dispositive Power    14,300
                             8.   Shared Dispositive Power   8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     22,487

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 13 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone RE Capital Partners II L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power           1,570
Beneficially Owned by Each   6.   Shared Voting Power         8,187
Reporting Person With:       7.   Sole Dispositive Power      1,570
                             8.   Shared Dispositive Power    8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     9,757

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     Less than 0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 14 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone RE Offshore Capital Partners L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power           2,760
Beneficially Owned by Each   6.   Shared Voting Power         8,187
Reporting Person With:       7.   Sole Dispositive Power      2,760
                             8.   Shared Dispositive Power    8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     10,947

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 15 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Holdings L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power         75,374
Beneficially Owned by Each   6.   Shared Voting Power        8,187
Reporting Person With:       7.   Sole Dispositive Power    75,374
                             8.   Shared Dispositive Power   8,187

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     83,561

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     0.4%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 16 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     CR/RE L.L.C.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power            1,949
Beneficially Owned by Each   6.   Shared Voting Power              0
Reporting Person With:       7.   Sole Dispositive Power           0
                             8.   Shared Dispositive Power     1,949

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,949

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     Less than 0.1%

12.  Type of Reporting Person (See Instructions)

     OO







                             Page 17 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     BRE Logan Hotel Inc.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power               851
Beneficially Owned by Each   6.   Shared Voting Power               0
Reporting Person With:       7.   Sole Dispositive Power          851
                             8.   Shared Dispositive Power          0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     851

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     Less than 0.1%

12.  Type of Reporting Person (See Instructions)

     CO







                             Page 18 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     BRE/Cambridge L.L.C.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power            8,187
Beneficially Owned by Each   6.   Shared Voting Power              0
Reporting Person With:       7.   Sole Dispositive Power       8,187
                             8.   Shared Dispositive Power         0

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     8,187

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     Less than 0.1%

12.  Type of Reporting Person (See Instructions)

     OO







                             Page 19 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Associates L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power              0
Beneficially Owned by Each   6.   Shared Voting Power      262,913
Reporting Person With:       7.   Sole Dispositive Power         0
                             8.   Shared Dispositive Power 262,913

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     262,913

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     1.2%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 20 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Associates II L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power              0
Beneficially Owned by Each   6.   Shared Voting Power      903,569
Reporting Person With:       7.   Sole Dispositive Power         0
                             8.   Shared Dispositive Power 903,569

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     903,569

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     4.1%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 21 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Blackstone Real Estate Management Associates II L.P.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power               0
Beneficially Owned by Each   6.   Shared Voting Power      1,021,149
Reporting Person With:       7.   Sole Dispositive Power          0
                             8.   Shared Dispositive Power 1,021,149

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,021,149

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     4.7%

12.  Type of Reporting Person (See Instructions)

     PN







                             Page 22 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     BREA L.L.C.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power                0
Beneficially Owned by Each   6.   Shared Voting Power         338,287
Reporting Person With:       7.   Sole Dispositive Power           0
                             8.   Shared Dispositive Power    338,287

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     338,287

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     1.5%

12.  Type of Reporting Person (See Instructions)

     OO







                             Page 23 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     BREA II L.L.C.


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power                0
Beneficially Owned by Each   6.   Shared Voting Power      1,021,149
Reporting Person With:       7.   Sole Dispositive Power           0
                             8.   Shared Dispositive Power 1,021,149

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,021,149

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     4.7%

12.  Type of Reporting Person (See Instructions)

     OO







                             Page 24 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Peter G. Peterson


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /X/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States


Number of Shares             5.   Sole Voting Power                0
Beneficially Owned by Each   6.   Shared Voting Power      1,360,287
Reporting Person With:       7.   Sole Dispositive Power           0
                             8.   Shared Dispositive Power 1,360,287

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,360,287

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     6.2%

12.  Type of Reporting Person (See Instructions)

     IN







                             Page 25 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Stephen A. Schwarzman


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States


Number of Shares             5.   Sole Voting Power                0
Beneficially Owned by Each   6.   Shared Voting Power      1,360,287
Reporting Person With:       7.   Sole Dispositive Power           0
                             8.   Shared Dispositive Power 1,360,287

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,360,287

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     6.2%

12.  Type of Reporting Person (See Instructions)

     IN







                             Page 26 of  36 pages

CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     John G. Schreiber


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     Delaware


Number of Shares             5.   Sole Voting Power                 0
Beneficially Owned by Each   6.   Shared Voting Power               0
Reporting Person With:       7.   Sole Dispositive Power            0
                             8.   Shared Dispositive Power  1,166,482

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,166,482

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     5.3%

12.  Type of Reporting Person (See Instructions)

     IN







                             Page 27 of  36 pages
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CUSIP No.      226153104

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     John Ceriale


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  / /
     (b)  /x/

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States


Number of Shares             5.   Sole Voting Power            0
Beneficially Owned by Each   6.   Shared Voting Power      1,949
Reporting Person With:       7.   Sole Dispositive Power       0
                             8.   Shared Dispositive Power 1,949

9.   Aggregate Amount of Beneficially Owned by Each Reporting Person:

     1,949

10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares  - -


11.  Percent of Class Represented by Amount in Row (11)

     Less than 0.1%

12.  Type of Reporting Person (See Instructions)

     IN







                             Page 28 of  36 pages
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ITEM 1(a).     NAME OF ISSUER

               Crestline Capital Corporation

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               10400 Fernwood Road, Bethesda, Maryland 20817

ITEM 2(a).     NAME OF PERSONS FILING

Blackstone Real Estate Partners II L.P. ("BRE II"), Blackstone Real Estate Holdings II L.P. ("BREH II"), Blackstone Real Estate Partners II T.E.1 L.P. ("BRE II TE 1"), Blackstone Real Estate Partners II T.E.2 L.P. ("BRE II TE 2"), Blackstone Real Estate Partners II T.E.3 L.P. ("BRE II TE 3"), Blackstone Real Estate Partners II T.E.4 L.P. ("BRE II TE 4"), Blackstone Real Estate Partners II T.E.5 L.P. ("BRE II TE 5"), Blackstone Real Estate Partners I L.P. ("BRE I"), Blackstone Real Estate Partners Two L.P. ("BRE Two"), Blackstone Real Estate Partners Three L.P. ("BRE Three"), Blackstone Real Estate Partners IV L.P. ("BRE IV"), Blackstone RE Capital Partners L.P. ("BRECP"), Blackstone RE Capital Partners II L.P. ("BRECP II"), Blackstone RE Offshore Capital Partners L.P. ("BOC"), Blackstone Real Estate Holdings L.P. ("BREH"), CR/RE L.L.C. ("CRRE"), BRE Logan Hotel Inc. ("Logan"), BRE/Cambridge L.L.C. ("Cambridge"), Blackstone Real Estate Associates L.P. ("BREA"), Blackstone Real Estate Associates II L.P. ("BREA II"), Blackstone Real Estate Management Associates II L.P. ("BREMA II"), BREA L.L.C. ("BREA LLC"), BREA II L.L.C. ("BREA II LLC"), Peter G. Peterson ("Peterson"), Stephen A. Schwarzman, ("Schwarzman"), John G. Schreiber ("Schreiber") and John Ceriale ("Ceriale") (collectively, the "Reporting Persons").

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The principal business office address of each of the Reporting Persons, except for Schreiber, is 345 Park Avenue, 31st Floor, New York, New York 10154. The principal business office address of Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045.

ITEM 2(c).     CITIZENSHIP

The place of organization of each of the Reporting Persons, except for Peterson, Schwarzman, Schreiber and Ceriale, is the State of Delaware. The citizenship of each of Peterson, Schwarzman, Schreiber and Ceriale is the United States.

ITEM 2(d).     TITLE AND CLASS OF SECURITIES

               Common Stock


                             Page 29 of  36 pages
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ITEM 2(e).     CUSIP NUMBER

               226153104

ITEM 3.        STATEMENT FILED PURSUANT TO Sections 240.13D-1(b) OR 240d-2(b)
               OR (c)

               None.

ITEM 4.        OWNERSHIP

BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, Logan, CRRE and Cambridge are record holders, in the aggregate, of 1,362,236 shares of Common Stock, or approximately 6.2% of the total number of shares of Common Stock outstanding (all percentages herein are based upon best available information as of the initial filing on Schedule 13G, filed on January 12, 1999 (the "Initial Statement")).

BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH are members of Cambridge, and thus such entities may be deemed to beneficially own the shares of Common Stock beneficially owned by Cambridge.

BREA is the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, and BREA has the power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power). Therefore, BREA may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

BREA II is the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5, and BREA II has the power to vote or direct the vote and to dispose or direct the disposition of the shares of Common Stock owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 have such power). Therefore, BREA II may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

Any disposition of an investment (directly or indirectly) by entities to which either BREA or BREA II serves as general partner requires the approval of Schreiber, who is a limited partner in BREA and BREA II. Because Schreiber has the shared power to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II have such power), Schreiber



                             Page 30 of  36 pages
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may be deemed to beneficially own the shares of Common Stock beneficially owned by BREA and BREA II.

BREMA II is the general partner of BREA II and BREH II, and BREMA II has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that BREA II and BREH II have such power). Therefore, BREMA II may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

BREA LLC is the general partner of BREA and BREH, and BREA LLC has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that BREA and BREH have such power). Therefore, BREA LLC may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

BREA II LLC is the general partner of BREMA II, and BREA II LLC has the power to vote or direct the vote and to dispose or direct the disposition of the Common Stock that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that BREMA II has such power). Therefore, BREA II LLC may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

Peterson and Schwarzman, who are the founding members of BREA LLC and BREA II LLC, are able to control BREA LLC, BREA II LLC and Logan, and Peterson and Schwarzman have the shared power to vote or to direct the vote and to dispose or direct the disposition of the shares of Common Stock that may be deemed to be beneficially owned by BREA LLC, BREA II LLC and Logan (in each case to the extent that BREA LLC, BREA II LLC and Logan have such power). Therefore, each of Peterson and Schwarzman may be deemed to beneficially own the shares of Common Stock beneficially owned by such entities.

Ceriale is a member with sole beneficial ownership of CRRE, and therefore, Ceriale may be deemed to beneficially own the shares of Common Stock beneficially owned by such entity.

          (a)   Amount Beneficially Owned:  See Item 9 of each cover page.

          (b)  Percent of Class:  See Item 11 of each cover page.

          (c)  Number of shares as to which each person has:

               (i)   Sole voting power:  See Item 5 of each cover page.
               (ii)  Shared voting power:  See Item 6 of each cover page.
               (iii) Sole dispositive power:  See Item 7 of each cover page.


                             Page 31 of  36 pages
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               (iv)  Shared dispositive power:  See Item 8 of each cover
                      page.

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
          OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               INDEX OF EXHIBITS

Number         Description

Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13G.


                             Page 32 of  36 pages
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Exhibit 1A     Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13G.













































                             Page 33 of  36 pages
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                                  SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 5, 1999

                        BLACKSTONE REAL ESTATE PARTNERS I L.P.

                        BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                        BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

                        BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                        BLACKSTONE RE CAPITAL PARTNERS L.P.

                        BLACKSTONE RE CAPITAL PARTNERS II L.P.

                        BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

                        BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

                        BLACKSTONE REAL ESTATE HOLDINGS II L.P.

                        BLACKSTONE REAL ESTATE HOLDINGS L.P.

                        CR/RE L.L.C.

                        BRE LOGAN HOTEL INC.

                        BRE/CAMBRIDGE L.L.C.

                        BLACKSTONE REAL ESTATE ASSOCIATES L.P.



                             Page 34 of  36 pages
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                        BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

                        BLACKSTONE REAL ESTATE MANAGEMENT ASSOCIATES II L.P.

                        BREA L.L.C.

                        BREA II L.L.C.

                        PETER G. PETERSON

                        STEPHEN A. SCHWARZMAN

                        JOHN G. SCHREIBER


                        By:  /s/ Gary M. Sumers
                             -------------------------
                             Name:  Gary M. Sumers
                             Title:  Attorney-in-fact


                        /s/ John Ceriale
                        --------------------------
                        John Ceriale






















                             Page 35 of  36 pages
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                               INDEX OF EXHIBITS

Number         Description

Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13G, incorporated by reference to Exhibit 1 to the Initial Statement.

Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on Schedule 13G.


































                             Page 36 of  36 pages